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Ibis
Technology Corporation

CONTACT:

Debra L. Nelson                        Van Negris/Philip J. Denning
Ibis Technology Corporation            Kehoe, White, Van Negris & Company, Inc.
(978) 777-4247                         (212) 396-0606

FOR IMMEDIATE RELEASE
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                   Ibis Technology Corporation Demonstrates
          New Low-Cost Advantox-TM- 50 Ultra-Thin SIMOX-SOI Material
                  For Low Power Portable Device Applications;

         ADVANTOX-TM- 50 IS LOWEST-COST SIMOX-S0I MATERIAL AVAILABLE
                   WITH PRICE TARGET OF APPROXIMATELY $200
             FOR 200MM SIMOX-S0I WAFERS IN HIGH-VOLUME PRODUCTION;

  NOW PROVIDING EVALUATION SAMPLES OF NEW ADVANTOX-TM- 50 MATERIAL TO CUSTOMERS

DANVERS, MA--October 7, 1998--Ibis Technology Corporation (NASDAQ:IBIS), the leading manufacturer of Ibis 1000 high current oxygen implanters and supplier of SIMOX-SOI (Separation by IMplanted OXygen/Silicon-On-Insulator) wafers to the semiconductor industry, today announced that is is now shipping the first R&D samples of its new, low-cost Advantox-TM- 50 ultra-thin SIMOX-SOI material and next-generation fully-depleted SOI technology to customers for circuit evaluation.

The new Advantox-TM- 50 wafer process, which is targeted for low power portable electronic devices, yields material having a 50 nm thick buried-oxide layer. Advantox-TM- 50 expands the range of consumer applications for SIMOX-SOI materials to include lower cost, high performance MPUs and portable devices such as pagers, cellular phones, personal digital assistants, portable computers, and next-generation devices which combine the functions of these devices.

Martin J. Reid, President and Chief Executive Officer of Ibis Technology Corporation, commented: "Ibis is committed to aggressively pursuing the development of lower cost, high quality SIMOX-SOI processes in response to the requirements of our customers. Advantox-TM- 50 addresses the requirements of customers who are pursuing both partially depleted and fully depleted SOI technologies from 0.25 micrometer down to 0.025 micrometer channel lengths. Our customers are already combining the benefits of SIMOX-SOI with other key technologies such as copper wiring, to achieve GHz speeds and low power consumption for microprocessor applications."

The Advantox-TM- 50 manufacturing process has the potential to increase the throughput of the Ibis 1000 implanter by a factor of four compared to the standard full-dose SIMOX-SOI material presently in use by integrated circuit manufacturers. Mr. Reid added: "We believe that the new Advantox-TM- 50 process, enabled by the technology embodied in the Ibis 1000 oxygen implanter, will provide the lowest cost ultra-thin film SIMOX-SOI material, with a high-volume target price of approximately $200 per 200mm diameter wafer. The lower cost of the wafers will expand the number of products to which SIMOX-SOI will be applied." Ibis' SIMOX-SOI wafer product portfolio also includes full-dose SIMOX, Advantox-TM- 190, Advantox-TM- 170, and
Advantox-TM- 120.




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Ibis Technology Corporation
Page Two
October 7, 1998

The development of Ibis' new Advantox-TM- 50 SIMOX-SOI material is being supported in part, by DARPA under the Small Business Innovative Research Program. The first phase of the development program has allowed Ibis to demonstrate the feasibility of this new process, and produce samples on an alpha-version of the material for evaluation by a customer. The recently announced second phase will allow Ibis to optimize the process for large volume manufacturing, including process optimization to obtain the highest quality, and equipment optimization to obtain the lowest cost material.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical fact are forward-looking statements based upon management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including, but not limited to, product demand and market acceptance risks, general economic conditions, the impact of competitive products, technologies and pricing, equipment capacity and supply constraints or difficulties, the cyclical nature of the semiconductor industry, and other risks described in the Company's Securities and Exchange Commission filings.

Ibis Technology Corporation is an advanced materials company which supplies SIMOX-SOI wafers to the semiconductor industry. SIMOX-SOI wafers are silicon-on-insulator wafers which enable the production of integrated circuits with significant advantages over circuits constructed on bulk silicon or epitaxial wafers. The Company produces SIMOX-SOI wafers on advanced proprietary Ibis 1000 oxygen implantation equipment, utilizing proprietary processing technologies which the Company believes will enable it to produce SIMOX-SOI wafers for demanding high volume commercial applications.

Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' World Wide Web site on the Internet located at http://www.ibis.com.